Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 15, 2007, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) of Portrait Corporation of America, Inc. and subsidiaries for the year ended January 28, 2007, incorporated by reference in the Amendment No. 1 to the Current Report on Form 8-K/A of CPI Corporation.  We hereby consent to the incorporation by reference of said report in the Registration Statements of CPI Corporation on Forms S-8 (File No. 333-142077, effective April 12, 2007, File No. 333-124611, effective May 4, 2005, File No. 333-08634, effective March 31, 1998, File No. 333-08636, effective March 31, 1998 and File No. 33-19981, effective February 4, 1988).

/s/ Grant Thornton LLP
Grant Thornton LLP

Charlotte, North Carolina
June 29, 2007